Exhibit 99.1

America Greener Technologies Appoints Carrie Borgen Chief Financial Officer

MESA, AZ / ACCESSWIRE / October 1, 2014 / America Greener Technologies Inc. (AGT) (AGRN), an environmental technologies company, today announced that it has appointed Carrie Borgen Chief Financial Officer. Ms. Borgen will assume all AGT financial operations effective immediately.

Ms. Borgen joins AGT after serving as a healthcare executive for over 20 years. She held the position of Western Regional VP and General Manager, Express Scripts, where she was responsible for Western Region operations: $100 million operating budget, $60 million pharmaceutical inventory, 12 million prescriptions processed annually and a staff of 2,000.

Prior to her tenure at Express Scripts, Ms. Borgen was COO, Paradigm Health, responsible for clinical and administrative operations of this risk- and outcomes-based complex disease management company. She also was VP and CIO, Intergroup, and SVP Operational Development, Foundation Health (now part of HealthNet). At Intergroup, Ms. Borgen was responsible for day-to-day health plan operations and financial performance improvement. Following the acquisition of Intergroup by Foundation Health, she was responsible for integrating the operations of the combined entities. Ms. Borgen has a proven record of implementing operational structures to support and promote company growth, resolving long-standing operational issues, and improving financial performance.

Ms. Borgen was also CEO and Owner of AADS Office Solutions which she grew and sold in 2012. Ms. Borgen, who is a CPA and has an MBA from the University of Southern California, began her career as a consultant with Ernst & Young and Deloitte & Touche.

"We are delighted that Carrie Borgen has decided to join AGT," said AGT President and CEO, Mike Boyko. "Carrie's management experience and leadership skills will prove invaluable as AGT enters an expected phase of rapid revenue growth over the coming quarters."

About AGT

AGT is a Mesa, Arizona based environmental technologies company, offering proprietary process improvement solutions for the power, petrochemical and heavy industrial marketplace. AGT holds an exclusive long term (30 year) license in North America on Polarchem Cleaning System, which has proven to be safe and effective in improving operating efficiencies at power and petrochemical plants worldwide for the past 45 years, as well as providing substantial pollution control benefits to those industries.

Safe Harbor

This press release contains forward-looking statements that relate to AGT's plans, objectives and estimates within the meaning of the federal securities laws, including statements concerning financial projections, financing activities, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future results or performance, are sometimes identified by words of condition such as "should," "could," "expects," "may," "plans," or "intends," and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: problems securing the necessary financing to continue operations, problems encountered in commercializing AGT's technology, difficulties experienced in product development, roadblocks experienced in sales and marketing activities and longer than expected project development processes. To the extent permitted by applicable law, AGT makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.

CONTACT:

For further information:

Philippe Niemetz

PAN Consultants Ltd.

(212) 344-6464